CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Summit Municipal Funds, Inc. of our reports dated December 16, 2022, relating to the financial statements and financial highlights, which appear in T. Rowe Price Summit Municipal Income Fund and T. Rowe Price Summit Municipal Intermediate Fund’s (constituting T. Rowe Price Summit Municipal Funds, Inc.) Annual Reports on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 27, 2023